Exhibit 23.1

CONSENT OF MARCUM & KLIEGMAN LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of On2 Technologies, Inc. on Form S-3 (File numbers 333-142336 and 333-137577), on Form S-8 (File number 333-147205) and on Form S-4 (File number 333-145809) of our report, dated March 10, 2009, with respect to our audit of the consolidated financial statements and the related consolidated financial statement schedule of On2 Technologies, Inc. as of December 31, 2008 and for the year then ended, and our report, dated March 10, 2009, with respect to our audit of the effectiveness of internal control over financial reporting of On2 Technologies, Inc. as of December 31, 2008, appearing in this Annual Report on Form 10-K of On2 Technologies, Inc. for the year ended December 31, 2008.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
New York, New York
March 10, 2009